OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001


                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*
    AFFYMAX N.V.
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

     Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Affymetrix, Inc. (AFFX)


3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
       N/A

4.  Statement for Month/Year

      November 2000

5.  If Amendment, Date of Original (Month/Year)

       N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


                                 1 of 6

7.  Individual or Joint/Group Filing (Check Applicable Line)
       X
    --------  Form filed by one Reporting Person

    --------  Form filed by more than one Reporting Person



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.           Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction  (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date (Month/ ------------ Amount          or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/ Year)    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     6,692,214      D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       269,920      1          See (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/01/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/02/00                   See Annex I
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                              (Over)













                                 2 of 6

Table II -- Derivative Securities Aacquired Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

[FN]
(1) These securities are owned of record by Affymax Technologies, N.V., which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                          AFFYMAX N.V.                December 8, 2000
                                                     --------------------
                                                             Date

                                 3 of 6

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                         By:   /s/ V.A. Llewellyn
                                            ________________________________
                                            Name:  V.A. Llewellyn
                                            Title: Company Scretary

Potential persons who are to respond to the collection of information contained in this form are not requred to respond unless the form dislays a currently valid OMB Number.

** Signature of Reporting Person










































                                 4 of 6

<ANNEX I>

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                     Transaction    Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                   Date          (Instr. 8)                   (A)              of Month      Indirect  Beneficial
Title of Security                    (Month/Day    ------------     Amount      or     Price     (Instr. 3     (I)       Ownership
(Instr. 3)                           Year)           Code     V                 (D)              and 4)        (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/01
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             250000         D     60.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/02
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     71.250                  D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     71.8750                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     72.50                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.750                  D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     73.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     74.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     74.18750                D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              35000         D     74.50                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     74.750                  D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             105000         D     75.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     75.1250                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.250                  D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              65000         D     75.50                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     75.750                  D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     75.8750                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             170000         D     76.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              60000         D     76.1250                 D


                                 5 of 6


-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    76.750                  D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              20000         D    76.8750                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D    77.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    77.6250                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    78.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              12500         D    79.00                   D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    79.1250                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    79.3750                 D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S                500         D    79.43750                D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S               5000         D    79.50                   D



































                                 6 of 6

                                                  OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*
    GLAXO VENTURE LIMITED
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

     Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Affymetrix, Inc. (AFFX)


3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
       N/A

4.  Statement for Month/Year

      November 2000

5.  If Amendment, Date of Original (Month/Year)

       N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner - See (1)
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----

                                 1 of 6

7.  Individual or Joint/Group Filing (Check applicable line)
       X
    --------  Form filed by one Reporting Person

    --------  Form filed by more than one Reporting Person


===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                      2.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day    ------------ Amount          or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     6,962,134      I          See (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/01/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/02/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
















                                 2 of 6

Table II -- Derivative Securities Acquired, Disposed Of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================

Explanation of Responses:

[FN]
(1) As the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Affymax N.V. and Affymax Technologies N.V. Accordingly, the Reporting Person may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) 6,692,214 shares are owned of record by Affymax N.V., which is a wholly owned subsidiary of the Reporting Person. 269,920 shares are owned of record by Affymax Technologies N.V., which s wholly-owned subsidiary of Affymax N.V.
                                 3 of 6

(3) At the time of disposition, these shares were held of record by Affymax N.V., which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       GLAXO VENTURE LIMITED                        December 8, 2000
                                                    ------------------
                                                            Date

  Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                       By:    /s/ S. J. Cowden
                                          _______________________
                                           Name:  S.J. Cowden
                                           Title: Secretary
  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  **                                           Signature of Reporting Person



























                                 4 of 6

ANNEX I

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     (Month/Day    ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/01
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             250000         D     60.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/02
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     71.250                 I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     71.8750                I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     72.50                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.750                 I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     73.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     74.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     74.18750               I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              35000         D     74.50                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     74.750                 I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             105000         D     75.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     75.1250                I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.250                 I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              65000         D     75.50                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     75.750                 I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     75.8750                I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             170000         D     76.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              60000         D     76.1250                I         See (3)

                                 5 of 6

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     76.750                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              20000         D    76.8750                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D      77.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    77.6250                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D      78.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              12500         D      79.00                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    79.1250                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D    79.3750                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S                500         D   79.43750                  I         See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S               5000         D      79.50                  I         See (3)



































                                 6 of 6


                                                  OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940



1.  Name and Address of Reporting Person*
    GLAXO GROUP LIMITED
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

     Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Affymetrix, Inc. (AFFX)


3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
       N/A

4.  Statement for Month/Year

      November 2000

5.  If Amendment, Date of Original (Month/Year)

       N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner - See (1)
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----

                                 1 of 6


7.  Individual or Joint/Group Filing (Check applicable line)
       X
    --------  Form filed by one Reporting Person

    --------  Form filed by more than one Reporting Person



===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                      2.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day   ------------  Amount         or    Price    (Instr. 3       (I)       Ownership
(Instr. 3)                            Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     6,692,134      I          See (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     2,514,458      I          See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/01/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/02/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                              (Over)













                                 2 of 6

Table II -- Derivative Securities Acquired, Disposed Of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

[FN]
(1) As the parent company of Glaxo Venture Limited, which is an indirect 16.66% owner of Glaxo Wellcome Americas Inc. and as the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by each of Affymax N.V., Affymax Technologies N.V. and Glaxo Wellcome Americas Inc. and therefore may be deemed to be a "10 percent beneficial owner" for purposes of
      Section 16 of the Act.

(2) 6,692,214 shares are owned of record by Affymax N.V., which is a wholly owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of the Reporting Person; 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V.

(3) These securities are owned of record by Glaxo Wellcome Americas, Inc., which is a wholly-owned subsidiary of Glaxo Wellcome Internationals, which is a wholly-owned subsidiary of Glaxo Wellcome Investments B.V., which is wholly-owned subsidiary of Glaxo Wellcome International B.V.,

                                 3 of 6
      which is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, of which the Reporting Person is a 16.66% owner. The Reporting Person disclaims beneficial ownership of the reported securities except to the extent of such Reporting Person's pecuniary interest.

(4) At the time of disposition, these shares were held of record by Affymax N.V., which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein state that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       GLAXO GROUP LIMITED                           December 8, 2000
                                                    ------------------
                                                            Date

  Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                       By:   /s/ S. J. Cowden
                                           _______________________
                                           Name:  S.J. Cowden
                                           Title: Secretary

  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  **  Signature of Reporting Person




















                                 4 of 6

ANNEX I

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/01
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             250000         D     60.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/02
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     71.250                 I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     71.8750                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     72.50                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.750                 I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     73.50                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     74.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     74.18750               I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              35000         D     74.50                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     74.750                 I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             105000         D     75.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     75.1250                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     72.250                 I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              65000         D     75.50                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     75.750                 I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D     75.8750                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             170000         D     76.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              60000         D     76.1250                I         See (4)

                                 5 of 6


-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     76.750                 I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              20000         D     76.8750                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     77.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     77.6250                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     78.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              12500         D     79.00                  I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     79.1250                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     79.3750                I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S                500         D     79.43750               I         See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S               5000         D     79.50                  I         See (4)


































                                 6 of 6


                                                  OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*
    GLAXO WELLCOME PLC
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

     Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Affymetrix, Inc. (AFFX)


3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
       N/A

4.  Statement for Month/Year

      November 2000

5.  If Amendment, Date of Original (Month/Year)

       N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner - See (1)
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----

                                 1 of 6



7.  Individual or Joint/Group Filing (Check applicable Line)
       X
    --------  Form filed by one Reporting Person

    --------  Form filed by more than one Reporting Person




===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                      2.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/  ------------  Amount          or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     6,962,134      I          See (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     2,514,458      I          See (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        79,966      I          See (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/02/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/02/00                   See Annex I
-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

[FN]

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                              (Over)






                                 2 of 6

Table II -- Derivative Securities Acquired, Disposed Of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------

Option (right       $.3375                                   See (7)  1/16/01   Common   53,333           1         I      See (6)
to buy)                                                                         Stock
-----------------------------------------------------------------------------------------------------------------------------------
Option (right       $.3375                                   See (8)  1/16/01   Common   53,333           1         I      See (6)
to buy)                                                                         Stock
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

Explanation of Responses:

[FN]
(1) As the ultimate parent company of Glaxo Wellcome Americas Inc. and as the parent company of Glaxo Group Limited, which is the parent company of Glaxo Venture Limited, which is the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Affymax N.V., Affymax Technologies N.V. and Glaxo Wellcome Americas Inc. and, therefore, may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) 6,692,214 shares are owned of record by Affymax N.V., which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of Glaxo Group Limited, which is a wholly-owned subsidiary of the Reporting Person. 269,920 shares are owned of record by Affymax Technologies N.V., which s wholly-owned subsidiary of Affymax N.V.

                                 3 of 6

(3) These securities are owned of record by Glaxo Wellcome Americas, Inc., which is a wholly-owned subsidiary of Glaxo Wellcome International, which is a wholly-owned subsidiary of Glaxo Wellcome Investments B.V., which is a wholly-owned subsidiary of Glaxo Wellcome International B.V., which is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, of which Glaxo Group Limited owns 16.7% and Wellcome Limited owns 83.33%.
      The Reporting Person is the direct parent company of both Glaxo Group Limited and Wellcome Limited.

(4) These securities are held by Mr. Douglas M. Hurt, formerly a director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person.

(5) At the time of disposition, these shares were held of record by Affymax N.V., which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of Glaxo Group Limited, which is a wholly-owned subsidiary of the Reporting Person.

(6) These securities are held by Dr. Barry C. Ross, formerly a director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person.

(7) One-quarter of these securities are exercisable on 11/30/96, 11/30/97, 11/30/98 and 11/30/99. Pursuant to the resignation of Dr. Barry C. Ross as a director of Affymetrix, Inc. effective as of 10/18/00, the option lapsed with respect to an additional 13,333 shares of Affymetrix
      Common Stock, in respect of which the option had not vested.

(8) One-quarter of these securities are exercisable on 12/20/96, 12/20/97, 12/20/98 and 12/20/99. Pursuant to the resignation of Dr. Barry C. Ross as a director of Affymetrix, Inc. effective as of 10/18/00, the option lapsed with respect to an additional 13,333 shares of Affymetrix
      Common Stock, in respect of which the option had not vested.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       GLAXO WELLCOME LIMITED                        December 8, 2000
                                                    ------------------
                                                            Date

  Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                       By:    /s/ S. J. Cowden
                                           _______________________
                                           Name:  S.J. Cowden
                                           Title: Secretary

  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  ** Signature of Reporting Person

                                 4 of 6

ANNEX I

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/01
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             250000         D      60.00                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Dispositions Consummated 11/02
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      71.250                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      71.8750                I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D      72.00                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      72.50                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D      72.750                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      73.50                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D      74.00                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D      74.18750               I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              35000         D      74.50                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      74.750                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             105000         D      75.00                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      75.1250                I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D      72.250                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              65000         D      75.50                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D      75.750                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              25000         D      75.8750                I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S             170000         D      76.00                  I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              60000         D      76.1250                I         See (5)

                                 5 of 6

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     76.750                I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              20000         D     76.8750               I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              50000         D     77.00                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     77.6250               I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     78.00                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              12500         D     79.00                 I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     79.1250               I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S              10000         D     79.3750               I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S                500         D     79.43750              I         See (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         S               5000         D     79.50                 I         See (5)


































                                 6 of 6
